                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ----------

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                             (Amendment No. ___)

x  Filed by the Registrant
_  Filed by a Party other than the Registrant

Check the appropriate box:

_  Preliminary Proxy Statement
x  Definitive Proxy Statement
_  Definitive Additional Materials
_  Soliciting Materials Pursuant to section 240.14a-11(c) or section 240.14a-12


- -------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- -------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (Check the appropriate box):

x  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
_  $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
_  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *
     4) Proposed maximum aggregate value of transaction:

* Set forth the amount on which the filing fee is calculated and state how it was determined.

_  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      1) Amount Previous Paid:
      2) Form, Schedule or Registration Statement
         No.:
      3) Filing Party:
      4) Date Filed:

PNC BANK CORP.                    THOMAS H. O'BRIEN
Fifth Avenue and Wood Street      Chairman and Chief Executive Officer
Pittsburgh, PA 15265

                                                              [LOGO OF PNC BANK]

March 21, 1994


Dear Shareholder:

You will find enclosed the notice of meeting, proxy statement and proxy for the annual meeting of shareholders of PNC Bank Corp., which will be held on Tuesday, April 26, 1994, on the 15th floor of One PNC Plaza, in Pittsburgh, Pennsylvania, beginning at 11:00 a.m.

Please review the enclosed material and complete, sign, date and return the proxy card whether you plan to attend or not so that the matters coming before the meeting can be acted upon.

We look forward to meeting our shareholders and welcome the opportunity to discuss the business of your company with you.

Cordially,

/S/ Thomas H. O'Brien

Thomas H. O'Brien

                                                              [LOGO OF PNC BANK]


                                PNC BANK CORP.
                                 ONE PNC PLAZA
                        PITTSBURGH, PENNSYLVANIA 15265

                                                       March 21, 1994

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 26, 1994

To The Shareholders:

The annual meeting of the shareholders of PNC Bank Corp. will be held on the 15th floor of One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania, on Tuesday, April 26, 1994, beginning at 11:00 a.m., for the purpose of considering and acting upon the following matters:

  (1) A proposal to approve the PNC Bank Corp. 1994 Annual Incentive Award
      Plan;

  (2) The election of fifteen directors to serve until the next annual meeting and until their successors are elected and qualified; and

  (3) Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 7, 1994 are entitled to receive notice of, and to vote at, the meeting.

A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, date and sign the proxy. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may then withdraw your proxy and vote in person.

By Order of the Board of Directors

/s/ William F. Strome

William F. Strome
Corporate Secretary

                                                              [LOGO OF PNC BANK]


                                PNC BANK CORP.
                                 ONE PNC PLAZA
                        PITTSBURGH, PENNSYLVANIA 15265

                                                          March 21, 1994

                                PROXY STATEMENT

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                APRIL 26, 1994

  The enclosed proxy is being solicited by the Board of Directors of PNC Bank Corp. ("Corporation") for use at the annual meeting of shareholders to be held April 26, 1994, or at any adjournment thereof ("meeting" or "annual meeting"). Solicitation of proxies may be made by mail, personal interviews, telephone and facsimile by officers and employees of the Corporation and its subsidiaries. The Corporation has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of the stock held of record by such persons. Expenses for such solicitation will be borne by the Corporation.

  The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of an instrument revoking it, or a duly executed proxy bearing a later date, with the Corporate Secretary of the Corporation. In the event your proxy is mailed and you attend the meeting, you may revoke your proxy and cast your vote personally. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions, if any. Unless otherwise directed, proxies will be voted in favor of the proposal to approve the PNC Bank Corp. 1994 Annual Incentive Award Plan, as described beginning on page 2, and in favor of the election as directors of the persons named on pages 6 and 7.

  The proxy statement and form of proxy were first mailed to shareholders on or about March 21, 1994.

  The Board of Directors has fixed the close of business on March 7, 1994 as the record date for determining shareholders entitled to receive notice of and to vote at the meeting. On that date, there were issued and outstanding 235,093,735 shares of the Corporation's $5.00 par value common stock ("Common Stock") and the following shares of the Corporation's preferred stock entitled to vote at the meeting: 20,490 shares of $1.80 Cumulative Convertible Preferred Stock-Series A ("Preferred Stock-A"); 9,297 shares of $1.80 Cumulative Convertible Preferred Stock-Series B ("Preferred Stock-B"); 423,761 shares of $1.60 Cumulative Convertible Preferred Stock-Series C ("Preferred Stock-C") and 522,650 shares of $1.80 Cumulative Convertible Preferred Stock-Series D ("Preferred Stock-D").

  Holders of each share of convertible preferred stock are entitled to a number of votes equal to the number of full shares of Common Stock which can be acquired upon conversion of such preferred stock, with holders of Preferred Stock-A and Preferred Stock-B being entitled to 8 votes per share and the holders of Preferred Stock-C and Preferred Stock-D being entitled to 4 votes per 2.4 shares. The holders of Common Stock are entitled to one vote per share. Holders of record of the Common Stock and voting preferred stock will vote together as a single class at the meeting, as described in the section captioned "Voting Procedures" beginning on page 22. The presence in person or by proxy of the holders of a majority in voting power of the Common Stock and the voting preferred stock will constitute a quorum for the transaction of business at the meeting.

  THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL OWNER OF ITS SHARES, UPON SUCH SHAREHOLDER'S WRITTEN REQUEST, A COPY (WITHOUT EXHIBITS) OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1993. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO DOUGLAS H. BURR, DIRECTOR, ACCOUNTING POLICY AND REPORTING, PNC BANK CORP., ONE PNC PLAZA, PITTSBURGH, PENNSYLVANIA 15265. THE ANNUAL REPORT ON FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                            PROPOSAL TO APPROVE THE
                PNC BANK CORP. 1994 ANNUAL INCENTIVE AWARD PLAN

  The Corporation is asking shareholders to approve the PNC Bank Corp. 1994 Annual Incentive Award Plan ("Incentive Plan"). The purposes of the Incentive Plan are to provide cash bonus opportunities to eligible officers and to promote the identification of their interests with those of the Corporation's shareholders through the payment of bonuses subject to the achievement of specified performance goals. The Incentive Plan is substantially the same as the Corporation's existing annual incentive award program.

REASONS FOR THE PROPOSAL

  The Corporation has paid cash bonuses to its executives for a number of years as part of its executive compensation program. The bonus program has been substantially the same since 1987, and the Personnel and Compensation Committee of the Corporation's Board of Directors believes that the program continues to fulfill its purposes. Under applicable Pennsylvania law, the payment of such cash compensation to officers and employees is a matter within the authority of the Board of Directors (or a committee thereof) and does not require the approval of shareholders.

  As discussed in the Personnel and Compensation Committee Report on Executive Compensation beginning on page 10 of this proxy statement ("Committee Report"), the Internal Revenue Code was recently amended to add a new Section 162(m), which disallows federal income tax deductions for certain executive compensation in excess of $1 million per year ("$1 million limit"). Under
Section 162(m), compensation that qualifies as "performance-based compensation" is not subject to the $1 million limit. One of the conditions to qualify cash bonuses as "performance-based compensation" is shareholder approval of the material terms of the plan under which the bonuses are paid.

  In order to allow the Corporation to grant annual incentive awards that qualify as "performance-based compensation" under Section 162(m), the Board of Directors has adopted the Incentive Plan, subject to shareholder approval. Although the Incentive Plan allows the grant of awards intended to qualify as "performance-based compensation", awards that do not so qualify and therefore may not be deductible compensation expense for the Corporation also may be granted under the plan. There is no current intent to grant awards which may be non-deductible, but the Incentive Plan permits the grant of such awards in order to preserve the flexibility which is an important element of the Corporation's executive compensation program.

DESCRIPTION OF THE INCENTIVE PLAN

  The following summary of the material aspects of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is set forth as Exhibit "A" to this proxy statement. Unless otherwise specified, capitalized terms have the meaning assigned to them in the Incentive Plan.

  The Incentive Plan permits the grant of "Incentive Awards" to salaried employees of the Corporation or its subsidiaries. Although approximately 16,900 individuals meet this description, participation in the Corporation's existing incentive award bonus program historically has been limited to the approximately 600 officers who are members of the Corporation's Key Management and Senior Executive Groups, which are comprised of persons considered to have the potential to contribute significantly to the financial success of the Corporation. It is expected that awards under the Incentive Plan would be similarly limited, but there is no requirement to that effect. Employees who receive awards under the Incentive Plan are referred to as

"Participants". Directors of the Corporation who are not salaried employees of the Corporation or a subsidiary are not eligible to participate in the Incentive Plan.

  The Incentive Plan is administered by the Personnel and Compensation Committee of the Board or such other committee of directors as may be designated by the Board in the future ("Committee"). The Committee, in its sole discretion, determines which eligible officers receive Incentive Awards, the Performance Goals applicable to such awards, the Target Award of each award, and the other terms and conditions of awards. None of the current members of the Committee is eligible to participate in the Incentive Plan. The Committee may, in its discretion, authorize the Corporation's Chief Executive Officer to act on its behalf, except with respect to matters relating to such Chief Executive Officer.

  An "Incentive Award" granted under the Incentive Plan is a contingent award that may entitle a Participant to a cash payment equal to the Participant's "Target Award," as increased or decreased to reflect the relative level of attainment of Performance Goals established by the Committee with respect to the "Award Period". The "Award Period" applicable to an Incentive Award is the calendar year, except to the extent the Committee determines otherwise. A Participant's Target Award may in no event exceed the greater of: (a) 100% of his or her base salary as of the later of (i) the first day of the applicable Award Period, or (ii) the date of grant of the Incentive Award; or (b) the total dollar amount of the Participant's base salary during the Award Period.

  The Incentive Plan authorizes the Committee to grant Incentive Awards under which payment is based upon any one or more of the following Performance Goals:
(a) earnings per share, (b) return on average equity in relation to a peer group of bank holding companies or other entities designated by the Committee ("Peer Group"), (c) return on average assets in relation to the Peer Group, or
(d) such other performance goals as may be established by the Committee, which may be based on earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, reductions in nonperforming assets, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such Performance Goals may be particular to a Participant or the division, department, branch, line of business, Subsidiary or other unit in which the Participant works, or may be based on the performance of the Corporation generally, and may cover such period as may be specified by the Committee. As stated in the Committee Report, since 1987 the Committee has based annual incentive awards on the same three performance goals: earnings per share, return on average equity in relation to a peer group and return on average assets in relation to the same peer group.

  After the end of an Award Period, the Committee determines the extent to which Performance Goals have been achieved and authorizes the Corporation to make Incentive Award payments to Participants in accordance with the terms of the awards. If the Committee determines that Performance Goal achievement has been at the target level established by the Committee for the Award Period, a Participant is generally eligible for an Incentive Award payment equal to the Target Award attributable to that Performance Goal, subject to the right of the Committee (or, if authorized by the Committee, the Chief Executive Officer) to decrease or eliminate the amount of the payment or cancel an award. If the achievement of applicable Performance Goals is below the minimum level specified by the Committee, no Incentive Award payments are made to Participants. The terms of an Incentive Award may provide for an Incentive Award payment in excess of a Participant's Target Award if Performance Goal achievement is in excess of the target levels established by the Committee. The Incentive Plan establishes 150% of the Target Award as the maximum amount that can be paid based on Performance Goal achievement in excess of target levels. Unless otherwise determined by the Committee or provided in the Incentive Plan, no Incentive Award payments are made to a Participant unless the Participant is employed by the Corporation or a Subsidiary as of the date of payment.

  The Board may amend, modify or terminate the Incentive Plan in any respect at any time without the consent of Participants. Unless sooner terminated by the Board, to the extent necessary to ensure that Incentive Award payments made to executives covered by Section 162(m) may be deductible thereunder, the

Incentive Plan will terminate as of the date of the first meeting of the Corporation's shareholders occurring during 1999, unless the term of the plan is extended and reapproved at such shareholders' meeting. No Incentive Awards may be granted under the Incentive Plan after its termination. Once the Incentive Plan is approved by shareholders, termination of the Incentive Plan would not affect any Incentive Awards outstanding on the date of termination and such awards would continue to be subject to the terms of the Incentive Plan as in effect immediately prior to its termination.

CONTINGENT INCENTIVE AWARDS TO DATE

  Set forth in the table below is information relating to contingent Incentive Awards granted by the Committee on January 6, 1994, for the Award Period beginning January 1, 1994 and ending December 31, 1994. The potential dollar value of each award set forth in the table represents the Target Award granted to each of the Participants named in the table. The actual amount paid to any Participant may be more or less than the Target Award for the reasons described below. The actual amount paid will not exceed 150% of the Target Award.

                               NEW PLAN BENEFITS

                                PNC BANK CORP.
                       1994 ANNUAL INCENTIVE AWARD PLAN

                                          Target Award
                                             Dollar                                   Number
Name and Position                          Value ($)*                                of Units
- -----------------                         ------------                               --------
Thomas H. O'Brien
 Chairman and Chief
 Executive Officer                            850,000                                  N/A

James E. Rohr
 President                                    334,750                                  N/A

Walter E. Gregg, Jr.
 Executive Vice President                     206,250                                  N/A

Richard C. Caldwell
 Executive Vice President                     152,500                                  N/A

Joe R. Irwin
 Executive Vice President                     150,000                                  N/A

Executive Officer Group                     2,819,912                                  N/A

Non-Executive Director
 Group                                              0                                  N/A

Non-Executive Officer
 Employee Group                            11,604,403                                  N/A

  If the 1994 Target Award amounts shown in the table above had been in effect under the Incentive Plan for the 1993 Award Period, the aggregate incentive award payments which would have been made to the named executive officers would not have varied materially from the 1993 amounts shown in the Bonus column of the Summary Compensation Table on page 16. Payments under the Incentive Awards reported in the above table are based upon the Corporation's level of achievement during 1994 of the following Performance Goals established by the
Committee: the Corporation's return on average assets, measured in relation to a Peer Group of 26 bank holding companies; the Corporation's return on average equity, measured in relation to the same Peer Group; and the Corporation's earnings per share, measured on an absolute basis. The Peer Group is the same as the peer group described in the annual incentive award section of the Committee Report, and may change during 1994 as a result of acquisitions and similar events.
- --------
*THE ACTUAL AMOUNT OF ANY AWARD PAYMENT FOR THE 1994 AWARD PERIOD MAY BE MORE OR LESS THAN THE DOLLAR AMOUNTS SHOWN IN THE TABLE AND WILL BE BASED ON THE CORPORATION'S ACHIEVEMENT OF SPECIFIED FINANCIAL PERFORMANCE GOALS DURING 1994. THE DOLLAR VALUES SHOWN ARE PROVIDED FOR PURPOSES OF ILLUSTRATION ONLY, AS REQUIRED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

  One-third of the Target Award for each such Incentive Award is allocated to each of the three Performance Goal components. If the Corporation achieves the minimum Performance Goal level established by the Committee for a component, the Participant is eligible for 50% of the Target Award for that component. If Performance Goal achievement for a component is at the target level, the Participant is eligible for 100% of the Target Award for that component. If Performance Goal achievement for a component equals or exceeds the maximum level established by the Committee, the Participant is eligible for 150% of the Target Award for that component. The total Incentive Award payment to be made to a Participant is equal to the sum of the awards payable for each component. In the Committee's sole discretion (which discretion has been delegated by the Committee to the Corporation's Chief Executive Officer, except with respect to awards made to Messrs. O'Brien, Rohr and Gregg), the amount of a Participant's Incentive Award payment may be decreased or eliminated to reflect individual performance.

  Information cannot be provided with respect to future Incentive Awards that may be granted to any individual or group of individuals since the grant of Incentive Awards is within the discretion of the Committee.

  Although not part of the Incentive Plan, payments may also be made in 1995 under the Special Transitional Incentive Plan ("Transitional Plan") adopted by the Committee in 1991 in connection with the Corporation's reorganization of its operations along functional lines. In order to provide a special incentive to maintain the Corporation's financial performance during the reorganization, the Transitional Plan offers fourteen of the Corporation's most senior executives, including the individuals named in the foregoing table other than Mr. O'Brien, the opportunity to receive shares of incentive stock under the Corporation's 1992 Long-Term Incentive Award Plan at the end of a three year period comprised of fiscal years 1992, 1993 and 1994, plus an amount of cash approximating 20% of the value of the incentive shares. The maximum number of shares awarded under the Transitional Plan will have a value equal to each executive's awards under the annual incentive award plan for those years.

  Awards under the Transitional Plan will be made by the Committee based on the recommendation of the Chief Executive Officer, which recommendation will be based on whether the target performance goals under the Corporation's annual incentive award plan were achieved for each year in the three year transition period and whether, in his judgment, the reorganization has been completed successfully. The Committee also will consider whether an award should be made to the Chief Executive Officer and, if so, the amount of the award. The Committee will stipulate, as a condition of the award, the deferred payment of awards under the Transitional Plan to the extent necessary for the Corporation to treat all payments under the Transitional Plan as deductible compensation expense for federal income tax purposes.

SHAREHOLDER APPROVAL REQUIRED

  Approval of the Incentive Plan requires the affirmative vote of a majority of the votes entitled to be cast at the annual meeting by the holders of the Common Stock and the voting preferred stock, voting together as a single class, and present at the meeting in person or by proxy. See "Voting Procedures", beginning on page 22. The Incentive Plan and all Incentive Awards granted thereunder will be cancelled unless the Incentive Plan is approved by the Corporation's shareholders.

  If the shareholders of the Corporation do not approve the Incentive Plan, the Board of Directors might nonetheless decide to continue the Corporation's annual incentive award program based on a determination that doing so is in the best interests of the Corporation. In such event, however, payments made to certain of the Corporation's executives may not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

  The By-Laws of the Corporation provide that the number of directors shall be not fewer than five nor more than thirty-six as from time to time shall be determined by the Board of Directors or the shareholders. The Board has acted to fix at fifteen the number of directors to be elected at the annual meeting of shareholders. The persons named below are nominees for election as directors to hold office until the next annual meeting of shareholders and the election and qualification of their successors.

  The proxies solicited hereby, unless directed to the contrary therein, will be voted for the nominees named below. All of the nominees named below are now directors of the Corporation. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the accompanying proxy will be voted by the persons acting under said proxy in accordance with the recommendations of the Board of Directors. The table below sets forth: the names of the nominees for election as directors of the Corporation; their principal occupations; the year they first became directors of the Corporation or any predecessor corporation; and their directorships of certain other companies. All nominees have held the position indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for at least the past five years.

                                                                                    Directorships in Companies,
                                                                                    Other than the Corporation,
                                                                        Director      Filing Reports with the
Name                     Age            Principal Occupation             Since   Securities and Exchange Commission
- ----                     ---            --------------------            -------- ----------------------------------
Robert N. Clay            47 President of Clay Holding Company            1987   None
                             (thoroughbred breeding)

William G. Copeland       68 Chairman of the Board of Provident           1989   Bell Atlantic Corporation
                             Mutual Holding Company (life
                             insurance and financial services)

George A. Davidson, Jr.   55 Chairman and Chief Executive                 1988   Consolidated Natural Gas Company;
                             Officer of Consolidated Natural                     B.F. Goodrich
                             Gas Company (public utility
                             holding company)

C. G. Grefenstette        66 Chairman and Chief Executive Officer         1989   None
                             of The Hillman Company (diversi-
                             fied operations and investments)

W. Craig McClelland       59 President and Chief Operating Officer        1985   Union Camp Corporation;
                             of Union Camp Corporation (pulp                     Allegheny Ludlum Corporation;
                             and paper manufacturing)                            Quaker State Corporation

Thomas Marshall           65 Chairman and Chief Executive                 1989   Allegheny Ludlum Corporation
                             Officer of Aristech Chemical
                             Corporation (chemicals)

Donald I. Moritz          66 Chairman and Chief Executive Officer         1985   Equitable Resources, Inc.
                             of Equitable Resources, Inc. (energy
                             company--gas utility)

Thomas H. O'Brien         57 Chairman and Chief Executive Officer         1983   Bell Atlantic Corporation;
                             of the Corporation and Chairman                     Hilb, Rogal and Hamilton Company
                             of PNC Bank, National Association

Jackson H. Randolph       63 Chairman, President and Chief Executive      1988   The Cincinnati Gas &
                             Officer of The Cincinnati Gas & Electric            Electric Company;
                             Company (public utility--gas and electric)          Cincinnati Financial Corporation

                                                                                         Directorships in Companies,
                                                                                         Other than the Corporation,
                                                                             Director      Filing Reports with the
Name                Age                 Principal Occupation                  Since   Securities and Exchange Commission
- ----                ---                 --------------------                 -------- ----------------------------------
James E. Rohr        45 President of the Corporation and                       1989   Allegheny Ludlum Corporation;
                        President and Chief Executive Officer                         Student Loan Marketing Association
                        of PNC Bank, National Association

Roderic H. Ross      63 Chairman, President and Chief Executive                1979   Hunt Manufacturing Company
                        Officer of Keystone State Life Insur-
                        ance Company (insurance company)

Vincent A. Sarni     65 Chairman of the Executive Committee,                   1989   PPG Industries, Inc.;
                        Pittsburgh Baseball Associates                                Hershey Foods Corporation;
                        (professional baseball organization)                          Amtrol, Inc.; LTV Steel, Inc.

Richard P. Simmons   62 Chairman and Chairman of the Executive                 1976   Allegheny Ludlum Corporation;
                        Committee of Allegheny Ludlum Corporation                     Consolidated Natural Gas Company;
                        (specialty metals)                                            USAir Group, Inc.

Thomas J. Usher      51 President, U.S. Steel Group of USX                     1992   USX Corporation
                        Corporation (energy, steel and diversified business)

Helge H. Wehmeier    51 President and Chief Executive Officer of               1992   None
                        Miles Inc. (specialty chemicals, pharmaceuticals,
                        and imaging and graphic systems)

BOARD AND COMMITTEES

  The Board of Directors of the Corporation has five standing committees: an Audit Committee, a Loan and Investment Committee, a Nominating Committee, a Personnel and Compensation Committee and an Executive Committee.

  The Audit Committee is responsible for assisting the Board of Directors in fulfilling its statutory and fiduciary responsibilities for the audit function of the Corporation and its subsidiaries and in monitoring its accounting and financial reporting practices; determining that the Corporation has adequate administrative, operational and internal accounting controls and that the Corporation is operating in accordance with its prescribed procedures and codes of conduct; determining that the Corporation has in place policies and procedures to enable it to comply with applicable laws and regulations and that such compliance is occurring; and providing general oversight for the internal and external audit function. In making its determinations, the Committee is entitled, under its charter, to rely on assurances provided by the Corporation's internal auditors, independent accountants, General Counsel, and Chief Compliance Counsel. Its functions include recommending to the Board of Directors the appointment of the independent auditor and reviewing with the general auditor and the independent auditor their annual audit plans and monitoring their progress during the year. The Committee is presently comprised of Mrs. Clifford and Messrs. Grefenstette (Chairman), Clay, Copeland, Davidson, Moritz, Usher and Wehmeier. Mrs. Clifford is not standing for re-election.

  The Loan and Investment Committee is responsible for reviewing and approving (when appropriate) loan and asset and liability management policies and reports of compliance therewith; reviewing credit policy and asset and liability management officer committee activities; reviewing reports regarding lending, credit and investment activities; reviewing reports regarding various subsidiaries engaged in funding or securities activities; reviewing reports of supervisory activity directed to the Board of Directors by bank regulatory authorities pertaining to lending, funding and investment related activities; and approving the issuance of debt securities by the Corporation or any of its subsidiaries. The Committee is presently comprised of Messrs. McClelland (Chairman), Marshall, Randolph, Rohr, Sarni, and Simmons.

  The Nominating Committee is responsible for recommending to the Board of Directors persons to be nominated for election as directors of the Corporation. In performing this function, the Committee considers director nominees recommended by shareholders. Such recommendations should be submitted in writing to the Corporate Secretary, PNC Bank Corp., One PNC Plaza, Pittsburgh, Pennsylvania 15265, and include the name, age, citizenship, residence, qualifications and directorships and other positions held by the proposed nominee in business organizations. The Nominating Committee is presently comprised of Mrs. Clifford and Messrs. Davidson (Chairman), Copeland, McClelland, Randolph, Sarni, Simmons and Wehmeier. Mrs. Clifford is not standing for re-election.

  The Personnel and Compensation Committee is responsible for recommending to the Board of Directors the persons to be elected as Chairman, President, and Vice Chairmen of the Corporation and establishing the compensation of the executive officers of the Corporation. The Committee also makes recommendations to the Board of Directors regarding the adoption of employee benefit, bonus, incentive compensation or similar plans and is responsible for the administration of most of these plans. The Committee is presently comprised of Messrs. Marshall (Chairman), Clay, Copeland, Moritz, Ross and Usher.

  The Executive Committee has all the powers of the Board of Directors to the extent permitted by law and can exercise such powers between meetings of the Board of Directors. The Committee is presently comprised of Messrs. Simmons (Chairman), Clay, Grefenstette, Marshall, McClelland, Moritz, O'Brien, Randolph and Ross.

  The Board of Directors of the Corporation met nine times in 1993. The Executive Committee met five times. The Audit Committee, the Loan and Investment Committee, and the Personnel and Compensation Committee each met four times. The Nominating Committee did not meet in 1993, but did meet in February 1994 to recommend the persons listed on pages 6 and 7 to the Board of Directors of the Corporation for nomination as Directors at the annual meeting.

  In 1993, each nominee for re-election attended at least 75% of the combined total of meetings of the Board of Directors and meetings of each committee of the Board on which such director served.

COMPENSATION OF DIRECTORS

  Executive officers of the Corporation who are directors or members of committees of the Board of Directors of the Corporation or its subsidiaries receive no compensation for serving in such positions. All non-officer directors of the Corporation are compensated for their services by a per diem fee of $1,200 for any day's participation in a board or committee meeting, or any combination thereof, an annual retainer fee of $32,000 for board membership and, in accordance with the terms of the Corporation's 1992 Director Share Incentive Plan, a number of shares of Common Stock having a fair market value on the date of the award equal to $5,000. In addition, the chairman of each standing committee receives a $3,000 annual retainer fee, with the exception of the chairman of the Nominating Committee, who receives a $1,000 annual retainer fee.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning beneficial ownership of the Corporation's Common Stock, as of January 14, 1994, by each director and nominee for election as a director, each of the five executive officers named in the Summary Compensation Table on page 16 and all directors and executive officers of the Corporation, as a group. The number of shares shown as beneficially owned by each director and executive officer is determined under the rules of the Securities and Exchange Commission ("SEC") and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC's rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 14, 1994, through the exercise of any option, warrant or right.

  Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table:

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                              Amount and nature
Name                                                       of beneficial ownership         Percent of class*
- ----                                                       -----------------------         -----------------
Richard C. Caldwell                                                 100,402(/1/)(/2/)              --

Robert N. Clay                                                        2,163                        --

Patricia J. Clifford**                                                1,730                        --

William G. Copeland                                                   3,043                        --

George A. Davidson, Jr.                                               7,722                        --

C. G. Grefenstette                                                  465,019(/3/)                 0.2

Walter E. Gregg, Jr.                                                 65,531(/1/)(/2/)              --

Joe R. Irwin                                                        145,300(/1/)(/2/)              --

W. Craig McClelland                                                   2,482                        --

Thomas Marshall                                                      28,662                        --

Donald I. Moritz                                                      3,691(/4/)                   --

Thomas H. O'Brien                                                   688,574(/1/)(/2/)(/4/)       0.3

Jackson H. Randolph                                                  10,348                        --

James E. Rohr                                                       315,010(/1/)(/2/)(/4/)       0.1

Roderic H. Ross                                                       3,742                        --

Vincent A. Sarni                                                     12,553                        --

Richard P. Simmons                                                   49,050(/4/)(/5/)              --

Thomas J. Usher                                                         958                        --

Helge H. Wehmeier                                                       773                        --

Directors and executive officers as a group (29 persons).         2,749,818(/2/)                 1.2

- --------
 * Percentage numbers are shown only for holdings which equal or exceed 0.1% of the class. As of January 14, 1994, there were 234,743,206 shares of the Corporation's Common Stock issued and outstanding. Where necessary, percentages were calculated by adding shares subject to exercisable stock options to the foregoing number.

**  Incumbent director not standing for re-election.

(1) Includes shares held in the Corporation's Incentive Savings Plan, a qualified employee benefit defined contribution plan.

(2) Includes shares subject to exercisable stock options held by the executive officer(s). The shares subject to such options are as follows, for Messrs. O'Brien (521,000), Rohr (257,000), Gregg (60,000), Caldwell (97,400), and
    Irwin (93,000). The aggregate number of shares subject to such options for the remaining ten executive officers is 703,900.

(3) The amount listed for Mr. Grefenstette includes 142,000 shares held in a trust of which Mr. Grefenstette is one of three co-Trustees; in that fiduciary capacity he shares voting and dispositive power over the Trust's assets with the other co-Trustees. The amount listed for Mr. Grefenstette also includes 316,000 shares owned by Wilmington Securities, Inc., an indirect wholly-owned subsidiary of The Hillman Company, which is controlled by the Trust. The amount listed for Mr. Grefenstette, however, does not include 448,000 shares owned by The Hillman Foundation Inc.; Mr. Grefenstette, who is a Vice President and Director of the Foundation, disclaims beneficial ownership of that holding.

(4) Includes shares held jointly and/or indirectly.

(5) The amount listed for Mr. Simmons includes 3,000 shares held by him in a fiduciary capacity as the Trustee of the R. P. Simmons Family Foundation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of March 14, 1994, the following persons are known to the Corporation to be the beneficial owners of more than five percent of the Corporation's Common Stock. In preparing the table below, the Corporation has relied, without further investigation, on information contained on the Schedule 13G filed jointly by the reporting persons with the SEC under the Securities Exchange Act of 1934 (the "Act") and dated February 11, 1994. The shares reported by The Capital Group, Inc. relate to those attributable to two wholly-owned operating subsidiaries, including the shares reported by the Capital Research and Management Company ("Capital Research"). Neither the Capital Group nor its affiliates own any shares of the Corporation's Common Stock directly. The shares reported are owned by accounts under the discretionary investment management of the subsidiaries identified in footnote (1); no one such managed account owns five percent or more of the Corporation's Common Stock.

      Name and Address                  Amount and Nature                  Percent of
     of Beneficial Owner             of Beneficial Ownership                 Class
     --------------------            -----------------------               ----------
The Capital Group, Inc.(/1/)             20,453,500(/2/)                      8.72%
Capital Research and
 Management Company
333 South Hope Street
Los Angeles, CA 90071

- --------
(1) The securities being reported relate to those attributable to two wholly-owned operating subsidiaries of The Capital Group, Inc.: (i) Capital Research, an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940; and (ii) Capital Guardian Trust Company, a Bank as defined in Section 3(a)(6) of the Act.

(2) The Capital Group, Inc. reports sole voting power as to 3,122,500 shares and sole dispositive power as to 20,453,500 shares. These shares do not include any shares as to which Capital Research reports sole voting power, but do include 16,510,000 shares as to which Capital Research reports sole dispositive power. Beneficial ownership as to all shares reported is disclaimed by the reporting persons pursuant to Rule 13d-4 under the Act.

  As of December 31, 1993, the trust divisions of the Corporation's subsidiary banks were deemed to be the beneficial owners of an aggregate of 17,196,771 shares of Common Stock, representing 7.34% of outstanding Common Stock; no one subsidiary bank's trust division was the beneficial owner of five percent or more of outstanding Common Stock. All of such shares are held in a fiduciary or representative capacity in numerous separate accounts for the benefit of other persons. The bank subsidiaries had the power to vote or direct the voting of a portion of said shares as follows: 16,210,540 sole; 830,532 shared. The bank subsidiaries had the power to dispose or direct the disposition of a portion of said shares as follows: 11,581,781 sole; 2,001,108 shared.

                       COMPENSATION OF EXECUTIVE OFFICERS

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

  The compensation program for executive officers was established and is administered by the Personnel and Compensation Committee of the Board of Directors of the Corporation (the "Committee"), which is composed of only independent outside directors. The Committee is responsible for reviewing and approving the terms of the compensation paid to executive officers of the Corporation. The primary purposes of the compensation program are to attract, motivate and retain executive personnel critical to the long-term success of the Corporation.

  The compensation decisions of the Committee are guided by recommendations of the Corporation's Chief Executive Officer (except for decisions regarding his personal compensation) and the senior human resources executive. Their recommendations are based primarily upon published descriptive or comparative information regarding the compensation practices of other banking institutions developed by independent, nationally recognized compensation consulting firms; also considered is more specific compensation information developed by an independent, nationally recognized compensation consulting firm retained by the Corporation (the "Compensation Consultant").

  The executive compensation program has three core components: base salary, an annual incentive award and a long-term incentive award. The Summary Compensation Table following this report shows all of the significant components of the Corporation's compensation program (except for pension benefits and certain welfare benefits such as life, disability and medical insurance) for fiscal years 1991, 1992 and 1993 for the Corporation's Chief Executive Officer and the next four most highly compensated executive officers. The factors and criteria used for the compensation reported for 1993 regarding Mr. O'Brien and the four named executive officers for each of the three components are described below.

  In connection with its review of the Corporation's executive compensation program, the Committee has confirmed with the Compensation Consultant that the program remains competitive and effectively serves the purposes for which it was established. Having completed our review, we continue to believe that the Corporation's executive compensation program will attract, motivate and retain executive officers who are capable of making significant contributions to the long-term success of your company, while also tying the interests of executive officers to those of our shareholders. As this report will explain, the linkage between the interests of the executive officers and shareholders increases at successively higher levels of management, as a greater proportion of an executive officer's total compensation is directly tied to the Corporation's financial and Common Stock price performance.

  The Committee also recently reviewed certain components of the compensation program in light of changes to the Internal Revenue Code which limit the deductibility of various types of compensation paid to a corporation's top executives. The nature of these changes and the Committee's response to them will be discussed later in this report.

BASE SALARY

  The value of an executive officer's position for base salary purposes is based on an annual formal assessment by internal human resources personnel of the position's complexity and level of responsibility; its importance to the Corporation in relation to other executive positions; and the competitiveness of an executive's total compensation. Once the executive officer's position is assessed and reviewed, it is assigned an existing corporate job grade which has a salary range approximating the salary practices of other banking institutions. Except for Mr. O'Brien, information regarding such salary practices is derived from an analysis prepared by internal human resources personnel of survey data published by independent, nationally recognized compensation consulting firms. This survey data focuses on bank industry-wide salary information and therefore does not necessarily include the same group of banking institutions included in the peer group index used for the Common Stock performance graphs beginning on page 20. With respect to Mr. O'Brien, the base salary analysis focused on eighteen of the nation's largest bank holding companies with lines of business comparable to those of the Corporation. The Committee agrees with the Corporation's senior human resources executive that this narrowed comparative focus is more relevant in this instance, because the scope of a chief executive officer's responsibilities among those banking institutions is relatively uniform. Using the same group as a source of base salary comparative data for other executive officers, including the Corporation's next four most highly compensated executive officers, would not be as relevant, because the scope of their responsibilities, as compared to similar officers of other banking institutions, varies widely.

  In general, the Corporation attempts to maintain its base salary structure at the middle of the appropriate competitive marketplace. As a result, targeted positioning of actual salaries will be at the middle of an executive officer's salary range. Subject to the approval of the Committee, the level of base pay for the

Corporation's next four most highly compensated executive officers within their appropriate salary ranges (whether above or below the middle of the appropriate salary range) is determined on the basis of the Chief Executive Officer's assessment of each executive's performance, experience and other relevant factors, such as demonstrated leadership, job knowledge, management skills, and years of service with the Corporation.

  In the case of Mr. O'Brien, the Committee reviewed in December 1992 the above-described analysis prepared by internal human resources personnel and an independent compensation consulting firm. Based on this analysis and the Committee's assessment of Mr. O'Brien's experience and job performance, Mr. O'Brien's 1993 base salary was established at the approximate midpoint of his salary range.

ANNUAL INCENTIVE AWARD

  The annual incentive award plan is intended to focus the efforts of executive officers on the attainment of specific performance objectives which will promote the overall success of the Corporation. The target amount payable to an executive officer as an annual incentive award is, like base salary, a function of the officer's salary grade, expressed as a percentage of base salary; the percentage amount of the award generally increases as the executive officer's salary grade increases. The Committee continues to believe that this annual incentive system is the most appropriate means by which shareholder and executive officer interests can be linked through performance measures that are within the relative control of the executive officers. With respect to annual incentive awards for 1994, please refer to the description of the Incentive Plan beginning on page 2 of this proxy statement.

  For 1993 awards (as in every other year since the inception of the plan in 1987), the Chief Executive Officer established, subject to Committee approval, equally weighted target performance goals for each of three financial measures: earnings per share on an absolute basis, which is related to the Corporation's profit plan; return on average assets; and return on average equity. Each of the return on average assets and return on average equity targets required the Corporation to be ranked in the 75th percentile relative to a banking institution peer group in order for executive officers to receive 100% of the target annual incentive award. The achievement of target performance goals is intended to result in the payment of above-median annual incentive awards, based on an analysis of survey data across the banking industry published by independent, nationally recognized compensation consulting firms. For each of the three goals, performance above or below the target would result in the payment of more or less, respectively, than the target award. Performance below established minimum targets, or thresholds, might have resulted in no annual incentive award. In 1990, for example, none of the minimum thresholds was achieved; therefore, no annual incentive award payments were made to any officers for that year.

  For 1993 comparative purposes, the banking institution peer group used to establish the return on average asset and return on average equity performance goals consisted of money center banking institutions with significant retail banking businesses, virtually all super-regional banking institutions, and certain regional banking institutions which compete in markets served by the Corporation. This peer group has been substantially unchanged since the inception of the annual incentive award plan. Upon the Chief Executive Officer's recommendation, the Committee confirmed the composition and continued use of this banking institution peer group for the 1993 awards.

  For 1993, the Corporation met or exceeded the earnings per share, return on average assets, and return on average equity targets; consequently, in accordance with the terms of the plan, the amounts generally paid to the executive officers participating in the plan equalled 135% of the target amount. None of the performance goals was readjusted or waived by the Committee.

  The 1993 amount listed for Mr. O'Brien in the Bonus column of the Summary Compensation Table on page 16 exceeds the formula-driven amount by 48% to reflect the Committee's assessment of the importance of Mr. O'Brien's contribution to the Corporation's 1993 financial results. In adjusting Mr. O'Brien's 1993 annual incentive award payment, the Committee considered, but did not formally weight, each of the following factors: higher levels of net income and earnings per share, compared to 1992; an overhead ratio which is consistently among the lowest of major bank holding companies in the United States; continuing declines in nonperforming assets and net charge-offs; the Corporation's ability to increase the dividend on its Common Stock during 1993; and Mr. O'Brien's role in designing and implementing the Corporation's new marketing strategy.

  An important consideration in determining Mr. O'Brien's 1993 annual incentive award (as well as his base salary) was the Committee's assessment of his ability to help increase the Corporation's value for shareholders over several different time periods. The performance graphs beginning on page 20 show cumulative shareholder returns for three, five and ten year periods, which are all within the span of Mr. O'Brien's tenure as an executive officer of the Corporation.

LONG-TERM INCENTIVE AWARD

  The third element of the Corporation's compensation program for executive officers is provided through the 1992 Long-Term Incentive Award Plan (the "Long-Term Incentive Plan"). When making grants in 1993, the Committee confirmed with the senior human resources executive and the Compensation Consultant its view that stock option grants continue to be an effective way to link directly the financial interests of executive officers with those of shareholders. The Long-Term Incentive Plan is intended to focus the efforts of executive officers on performance which will increase the value of the Corporation for its shareholders. Participation in the Long-Term Incentive Plan, therefore, is limited to those executive officers and managers who are in positions which can affect the long-term success of the Corporation.

  Pursuant to the Long-Term Incentive Plan, the Committee may grant incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") and may grant nonstatutory stock options to senior executives to purchase shares of Common Stock at an exercise price per share not less than the fair market value of a share on the date of grant.

  In addition, the Committee may grant stock appreciation rights independently or in tandem with stock option grants. Stock appreciation rights ("SARs") entitle the holder, upon exercise, to elect to receive in cash, Common Stock or a combination thereof, the excess of the fair market value of a specified number of shares of Common Stock over the fair market value of such shares of Common Stock at the time of grant, or, in the case of a related option (which must be surrendered upon exercise of the related right), the exercise price provided in the related option.

  The Committee may also grant performance units independently or in connection with the grant of nonstatutory stock options. At the time of grant, the Committee will establish performance goals for a specified period, which goals may be particular to a grantee, or the department, branch, subsidiary or other unit in which the grantee works, or may be based on the performance of the Corporation generally. The amount realized upon exercise of performance units by the grantee will depend upon the extent to which the performance goals for the specified period have been achieved. Options, SARs and performance units generally may not be exercised less than one year nor more than ten years after the date of grant.

  Finally, the Committee may grant incentive shares to senior executives. Incentive share awards consist of shares of Common Stock issued or to be issued at such times, subject to achievement of such performance or other goals and on such other terms and conditions that the Committee shall deem appropriate and specify in an agreement relating thereto.

  For 1993, the Committee granted only nonstatutory stock options. The table captioned "Option/SAR Grants In 1993" following this report sets forth certain information for 1993 concerning the stock options granted under the Long-Term Incentive Plan to each of the named executive officers.

  As with the determination of annual incentive awards, a formula-driven approach is used when making annual grants under the Long-Term Incentive Plan; as a result, the Committee does not consider the number of options currently held by an officer in determining the size of an option award. First, an option is valued, and then a number of options is granted so that the aggregate option value of that year's grant places the executive officer in approximately the 75th percentile of the United States banking industry as a whole with respect to long-term compensation, based on a survey of long-term compensation practices prepared by an independent, nationally recognized compensation consulting firm. The United States banking industry as a whole, rather than the base salary survey data and banking institution peer group discussed earlier in this report, is used for this purpose due to the greater availability of relevant long-term compensation survey information.

  In 1993, the value of stock option grants was determined by use of the Black-Scholes valuation model. The appropriateness of this model for this purpose was confirmed by the Committee; for a description of the assumptions used in this valuation model, please see footnote (c) to the "Option/SAR Grants in 1993" table on page 18. For 1993, the number of options granted to Mr. O'Brien and the other named executive officers was calculated in accordance with this formula.

NEW TAX LIMITATION

  As noted in the introduction to this report, a limitation on the tax deductibility of certain executive compensation in excess of $1 million was recently added to the Code. This new limitation, which is contained in Section
(S)162(m) of the Code, applies to compensation earned by the Corporation's executive officers in tax years beginning on or after January 1, 1994.

  Even though the Internal Revenue Service issued proposed regulations on December 15, 1993 implementing this limitation, the Committee was aware that these regulations have no binding effect until they are issued in final form. Nevertheless, the Committee reviewed the Corporation's executive compensation program in light of the new $1 million deductibility cap and decided on a course of action which it considered to be in the best interests of the Corporation.

  During the Committee's deliberations on this issue, it received advice from the Compensation Consultant, outside legal counsel, and the Corporation's legal and human resources staffs. When reviewing the alternatives available and the advice it received, the Committee was guided by its desire to minimize the Corporation's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Committee believes to be an important element of the Corporation's executive compensation program.

  A brief summary of the Section 162(m) provisions may be helpful to our shareholders. The new law denies a tax deduction to any publicly held corporation for compensation paid to any "covered employee" to the extent that the compensation for the taxable year exceeds $1 million, subject to certain exceptions. The term "covered employee" includes those executive officers shown on the compensation tables following this report.

  One of the exceptions from the deductibility cap is for compensation which is "performance-based". Compensation will qualify for this exception only if various conditions are satisfied. For example, the compensation must be paid under one or more pre-established performance goals established by a compensation committee which consists solely of outside directors. There are also shareholder disclosure and approval requirements, as well as a requirement for the compensation committee to certify that the performance goals have been satisfied before the compensation is paid.

  The Internal Revenue Service has taken the position that a pre-established performance goal must be stated in terms of an objective formula or standard. This formula or standard must preclude any discretion to increase the compensation otherwise payable upon the attainment of the performance goal.

  With these considerations in mind, the Committee focused on the application of Section 162(m) to the following elements of the Corporation's executive compensation program: the annual incentive award; the Long-Term Incentive Plan; and the Special Transitional Incentive Plan established in 1991. The first two of these elements have been discussed in detail earlier in this report. The final element provides for the potential payment of incentive shares under the Long-Term Incentive Plan and cash to a group of fourteen officers during 1995, upon the recommendation of the Chief Executive Officer, which is expected to be based on the achievement of the three target performance goals under the annual incentive award plan for each of 1992, 1993 and 1994 and the Chief Executive Officer's judgment as to the successful completion of the Corporation's transition to a line of business structure. Any payment must be approved by the Committee. The Special Transitional Incentive Plan is described in more detail on page 5 of this proxy statement.

  Set forth below is a summary of the Committee's decisions with respect to each of these three elements, in light of the application of Section 162(m) of the Code:

  .Annual incentive award. In order to allow the Committee to make awards under the annual incentive award program that qualify under the "performance-based compensation" exception to the $1 million limit, the 1994 Annual Incentive Award Plan is being submitted for shareholder approval. The plan is discussed beginning on page 2 and a copy of the plan is attached to this proxy statement as Exhibit "A". The Committee's members unanimously support the Board's recommendation of a vote FOR approval of the plan.

  .1992 Long-Term Incentive Award Plan. In order to qualify awards under the plan for the "performance-based compensation" exception, this plan was amended in order to limit the maximum number of shares or units as to which grants or awards may be made to any participant in any one of the Corporation's taxable years to 250,000 shares or units. Prior to this amendment, the plan did not contain such a limitation.

  .Special Transitional Incentive Plan. The Committee currently expects that payments, if any, pursuant to this program will be made each year in installments up to the amount fully deductible for those executives who are subject to the deductibility cap. The installment payments will continue until the full amount due to the executive is paid; any remaining payments will be deferred until the executive retires or is no longer a covered employee for purposes of Section 162(m).

SUMMARY

  The Committee remains dedicated to ensuring that the Corporation's compensation program for executive officers is properly designed to:

  .Attract, motivate, and retain officers who are capable of making significant contributions to the long-term success of the Corporation;

  .Maintain a base salary structure by reference to the middle of the appropriate competitive marketplace;

  .Link annual incentive awards with specific performance targets such as earnings per share, return on average assets, and return on average equity;

  .Provide long-term incentive awards with incentive opportunities at approximately the 75th percentile of competitor organizations; and

  .Align the interests of executive officers with those of shareholders by providing stock ownership opportunities to those officers.

  With the assistance of internal human resources personnel, the Committee will continue to review and evaluate the Corporation's executive compensation program at least annually. When appropriate, the Committee will also continue to consult with independent, nationally recognized compensation consultants, law firms, and accounting firms with respect to the design of the program and its effectiveness in attaining the goals set by the Committee.

                                          MEMBERS OF THE COMMITTEE:

                                          Thomas Marshall (Chairman)
                                          Robert N. Clay
                                          William G. Copeland
                                          Donald I. Moritz
                                          Roderic H. Ross
                                          Thomas J. Usher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Certain directors, nominees and executive officers and/or their associates, including certain members of the Personnel and Compensation Committee and their respective associates, were customers of and had transactions with the Corporation or its subsidiaries during 1993. Transactions which involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

                          SUMMARY COMPENSATION TABLE*

  The Summary Compensation Table shows, for the Corporation's fiscal years 1991 through 1993, the compensation paid or awarded to Mr. O'Brien, the Corporation's Chairman and Chief Executive Officer, and the Corporation's next four most highly compensated executive officers; the inclusion of the four executive officers other than Mr. O'Brien in this group was based on salary and bonus earned during 1993. Mr. O'Brien and the other four executive officers are referred to collectively as the Corporation's "named executive officers." For a detailed discussion of the Corporation's executive compensation program, please refer to the Personnel and Compensation Committee Report on Executive Compensation, beginning on page 10.

                                       ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                             ---------------------------------------- ------------------------------------
                                                                             AWARDS            PAYOUTS
                                                                      --------------------- --------------
                                                                                 SECURITIES
                                                                      RESTRICTED UNDERLYING   LONG TERM      ALL
                                                           OTHER        STOCK     OPTIONS/  INCENTIVE PLAN  OTHER
NAME & PRINCIPAL POSITION**  YEAR SALARY ($) BONUS ($) ANNUAL COMP($) AWARDS ($)  SARS (#)   PAYOUTS ($)   COMP ($)
- ---------------------------  ---- ---------- --------- -------------- ---------- ---------- -------------- --------
                                                (a)         (b)          (c)        (d)                     (e)(f)
THOMAS H. O'BRIEN
 Chairman & CEO
PNC Bank Corp.               1993  800,000   1,200,000      2,711          0       95,000          0       136,623
                             1992  800,000   1,000,000     11,698          0      108,000          0       129,055
                             1991  725,000     550,000                     0      120,000          0
JAMES E. ROHR
 President
PNC Bank Corp.               1993  450,000     400,000     11,035          0       65,000          0        85,004
                             1992  400,000     325,000      1,986          0       74,000          0        43,529
                             1991  345,000     200,000                     0       82,000          0
WALTER E. GREGG, JR.
 Executive Vice President
PNC Bank Corp.               1993  335,000     298,486        822          0       44,000          0        61,179
                             1992  300,000     216,000        882          0       50,000          0        57,966
                             1991  265,542     157,500                     0       30,000          0
RICHARD C. CALDWELL
 Executive Vice President
PNC Bank Corp.               1993  290,000     195,750          0          0       26,500          0        25,417
                             1992  276,000     165,600          0          0       30,000          0        20,223
                             1991  262,500     131,250                     0       23,000          0
JOE R. IRWIN
 Executive Vice President
PNC Bank Corp.               1993  280,000     226,800      2,741          0       26,500          0        50,563
                             1992  255,000     183,000      4,160          0       30,000          0        43,814
                             1991  235,000     130,000                     0       26,000          0

- ----
 *Footnotes to the Summary Compensation Table are set forth on page 17.

**Principal positions shown are as of December 31, 1993.

                    FOOTNOTES TO SUMMARY COMPENSATION TABLE

(a) Bonus amounts shown represent payments made pursuant to the Corporation's annual incentive award plan for services performed in the year shown and are based on three measures of the Corporation's financial performance for that year (i.e., return on average assets and return on average equity relative to a banking peer group and earnings per share on an absolute basis).

(b) Amounts shown represent reimbursement for certain tax liabilities. None of the named executive officers received perquisites or other personal benefits, securities, or property during 1993 or 1992 which, in the aggregate, cost the Corporation the lesser of either $50,000 or 10% of the named executive officer's salary and bonus earned during that year. Perquisites and other personal benefits which were received by the named executive officers were valued on the basis of their incremental cost to the Corporation and its subsidiaries, as prescribed by the rules of the Securities and Exchange Commission. In accordance with a transition rule adopted by the Securities and Exchange Commission, amounts of "Other Annual Compensation" are not shown for the Corporation's 1991 fiscal year.

(c) None of the named executive officers had any restricted stock holdings as of December 31, 1993.

(d) No stock appreciation rights ("SARs"), performance units, or incentive shares were granted in any of the years shown.

(e) In accordance with a transitional rule adopted by the Securities and Exchange Commission, amounts of "All Other Compensation" are not shown for the Corporation's 1991 fiscal year.

(f) The amount shown for each named executive officer for 1993 includes the dollar value ($8,994) of matching contributions of the Corporation's Common Stock made pursuant to the Corporation's Incentive Savings Plan, a qualified employee benefit defined contribution plan. Also included are 1993 contributions made to the Corporation's Supplemental Incentive Savings Plan, a non-qualified employee benefit defined contribution plan, for Messrs. O'Brien ($36,237), Rohr ($18,006), Gregg ($11,106), Caldwell
    ($8,406), and Irwin ($7,806). Finally, the amounts shown also include the 1993 net premiums paid by the Corporation in connection with its Key Executive Equity Plan, a split-dollar insurance arrangement, on behalf of Messrs. O'Brien ($91,392), Rohr ($58,004), Gregg ($41,079), Caldwell
    ($8,017) and Irwin ($33,763).

                           OPTION/SAR GRANTS IN 1993

  This table provides information on stock options granted to the named executive officers in 1993. Only nonstatutory stock options were granted in 1993 under the Corporation's 1992 Long-Term Incentive Award Plan.

                            INDIVIDUAL GRANTS--1993

                       Number of    % of Total
                       Securities  Options/SARs
                       Underlying   Granted to                              Grant Date
                      Options/SARs  Employees   Exercise or Base Expiration  Present
     Name             Granted (#)    in 1993      Price ($/Sh)      Date    Value ($)
     ----             ------------ ------------ ---------------- ---------- ----------
                           (a)                         (b)                      (c)
THOMAS H. O'BRIEN        95,000        4.98%         29.25        12/16/03   769,500
JAMES E. ROHR            65,000        3.41%         29.25        12/16/03   526,500
WALTER E. GREGG, JR.     44,000        2.31%         29.25        12/16/03   356,400
RICHARD C. CALDWELL      26,500        1.39%         29.25        12/16/03   214,650
JOE R. IRWIN             26,500        1.39%         29.25        12/16/03   214,650

- ------
(a) Options were granted on December 16, 1993 and will become exercisable on December 16, 1994.

(b) Exercise price shown equals the average of the high and low prices of the Corporation's Common Stock on the New York Stock Exchange on December 16, 1993.

(c) The values listed in this column are based upon the Black-Scholes option pricing model. The assumptions used to determine these values are as follows: market price ($29.25), exercise price ($29.25), volatility (.329), risk free rate of return (5.83%), option term (10 years), and dividend yield (4.38%). No attrition adjustment was made in arriving at an option value. All of the assumptions disclosed were used solely for purposes of the Black-Scholes option pricing model and the Corporation in no way intends to provide any predictions or assurances with respect to any of the factors for which assumptions were made. Disclosure of these assumptions is being made solely to comply with SEC rules. The actual value which a named executive officer may realize upon the exercise of an option will depend upon the excess of the fair market value of a share of the Corporation's Common Stock over the exercise price on the date the option is exercised. As a result, there is no assurance that the value ultimately realized by a named executive officer, if any, will be at or near the estimated grant date present values calculated by the option pricing model.

  AGGREGATED OPTION/SAR EXERCISES IN 1993 AND 1993 YEAR-END OPTION/SAR VALUES

  This table provides information concerning exercises of stock options during 1993 by the named executive officers. The table also shows the number and value of unexercised stock options or SARs at the end of 1993.

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised,
                               Shares                 Options/SARs At 1993      In-the-Money Options/
                            Acquired on    Value          Year-End (#)          SARs at 1993 Year-End
  Name                      Exercise (#)  Realized  Exercisable Unexercisable Exercisable Unexercisable
  ----                      ------------ ---------- ----------- ------------- ----------- -------------
                                            (a)                                 (b)(c)         (d)
THOMAS H. O'BRIEN              95,000    $2,025,000   521,000      95,000     $3,848,142        0
JAMES E. ROHR                  36,000       636,750   257,000      65,000      1,654,213        0
WALTER E. GREGG, JR.           34,000       424,000    60,000      44,000        153,125        0
RICHARD C. CALDWELL                 0             0    97,400      26,500        994,662        0
JOE R. IRWIN                   10,000       101,250    93,000      26,500        564,716        0

- ------
(a) The dollar values shown were calculated by determining the difference between the fair market value of the Corporation's Common Stock underlying the options and the exercise price of the options at the time of exercise.

(b) Options or SARs are in-the-money if the fair market value of the underlying security exceeds the exercise or base price of the option or SAR.

(c) The dollar values shown were calculated by determining the difference between: (i) the average of the high and low prices of the Corporation's Common Stock on the New York Stock Exchange on December 31, 1993 (i.e., $29.125) and (ii) the respective exercise prices of the various exercisable options held by the named executive officer as of December 31, 1993.

(d) The values shown in this column are all zero because the exercise price of the options granted on December 16, 1993, which do not become exercisable until December 16, 1994, is $29.25, while the average of the high and low prices of the Corporation's Common Stock on the New York Stock Exchange on December 31, 1993 was $29.125. In other words, the options granted in 1993 were not in-the-money as of December 31, 1993.

                        COMMON STOCK PERFORMANCE GRAPHS

  The first graph set forth below shows the cumulative shareholder return (i.e., price change plus reinvestment of dividends) on the Corporation's Common Stock during the five year period ended December 31, 1993 as compared to: (i) an overall stock market index, the S&P 500 Index; and (ii) a peer group index, the S&P Major Regional Bank Index ("S&P Banks"). In addition to the five year performance graph, which is required by SEC rules, similar presentations for three and ten year periods have been included to provide additional perspective on the Corporation's Common Stock performance. The stock performance graphs assume that $100 was invested on January 1 of 1989, 1991 and 1984, respectively, for the five, three, and ten year periods and also shows the resultant compound growth rate ("CGR") for each performance period. The yearly points marked on the horizontal axis of each graph correspond to December 31 of that year.

                    CUMULATIVE TOTAL RETURNS FOR FIVE YEARS


                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 AMONG PNC, S&P 500 INDEX AND S&P BANKS INDEX

Measurement period
(Fiscal year Covered)        PNC BANK            S&P 500             S&P BANKS
- ---------------------        --------            -------             ---------
Measurement PT -
12/31/88                     $100                $100                $100

FYE 12/31/89                 $109.70             $131.69             $122.14
FYE 12/31/90                 $ 61.36             $127.60             $ 87.12
FYE 12/31/91                 $139.45             $166.47             $155.86
FYE 12/31/92                 $175.93             $179.15             $198.47
FYE 12/31/93                 $186.15             $197.21             $210.41


   ASSUMES $100 INVESTMENT ON JANUARY 1, 1989 TOTAL RETURN=PRICE CHANGE PLUS
                           REINVESTMENT OF DIVIDENDS

                    CUMULATIVE TOTAL RETURNS FOR THREE YEARS


                             [GRAPH APPEARS HERE]
                  COMPARISON OF THREE YEAR CUMULATIVE RETURN
                 AMONG PNC, S&P 500 INDEX AND S&P BANKS INDEX

Measurement period
(Fiscal year Covered)        PNC BANK            S&P 500             S&P BANKS
- ---------------------        --------            -------             ---------
Measurement PT -
12/31/90                     $100                $100                $100

FYE 12/31/91                 $227.27             $130.47             $178.89
FYE 12/31/92                 $286.72             $140.41             $227.81
FYE 12/31/93                 $303.39             $154.56             $241.52


   ASSUMES $100 INVESTMENT ON JANUARY 1, 1991 TOTAL RETURN=PRICE CHANGE PLUS
                           REINVESTMENT OF DIVIDENDS

                     CUMULATIVE TOTAL RETURNS FOR TEN YEARS

                             [GRAPH APPEARS HERE]
                   COMPARISON OF TEN YEAR CUMULATIVE RETURN
                 AMONG PNC, S&P 500 INDEX AND S&P BANKS INDEX

Measurement period
(Fiscal year Covered)        PNC BANK            S&P 500             S&P BANKS
- ---------------------        --------            -------             ---------
Measurement PT -
12/31/83                     $100                $100                $100

FYE 12/31/84                 $113.77             $106.22             $ 89.94
FYE 12/31/85                 $179.94             $139.83             $108.18
FYE 12/31/86                 $218.87             $165.86             $111.24
FYE 12/31/87                 $205.01             $174.45             $ 89.81
FYE 12/31/88                 $228.39             $203.43             $113.84
FYE 12/31/89                 $250.54             $267.88             $139.04
FYE 12/31/90                 $140.13             $259.57             $ 99.18
FYE 12/31/91                 $318.48             $338.65             $177.43
FYE 12/31/92                 $401.80             $364.45             $225.95
FYE 12/31/93                 $425.18             $401.18             $239.54



                  ASSUMES $100 INVESTMENT ON JANUARY 1, 1984
                        TOTAL RETURN=PRICE CHANGE PLUS
                           REINVESTMENT OF DIVIDENDS

PENSION BENEFITS

  The Corporation maintains a non-contributory pension plan ("Pension Plan") for employees which is a defined benefit plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is qualified under
Section 401(a) of the Code. The Corporation and certain of its subsidiaries contribute an actuarially determined amount necessary to fund total benefits payable to participants employed by them. The amount of the Corporation's annual contribution to this Plan with respect to a specified participant cannot readily be calculated by the actuaries for the Pension Plan. Benefits under the Pension Plan are based on the average of the highest base salary for five consecutive years during the last ten years of credited service ("final average compensation"), and are subject to limitations imposed by ERISA and the Code.

  Retirement benefits under the Pension Plan are calculated as follows: (i) 1.3% of the final average compensation for each year of credited service up to 25 years, plus (ii) 1% of the final average compensation for each year of credited service over 25, plus (iii) 0.45% of the final average compensation in excess of the participant's social security covered compensation (determined as of the year of retirement) for each year of credited service up to 35 years.

  A supplemental benefit plan applicable to all employees of the Corporation and its subsidiaries provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Code and the amount provided by the Pension Plan. Under the provisions of two separate but substantially identical supplemental benefit plans, officers who received cash payments in connection with annual incentive awards (or cash bonuses under prior cash compensation plans) are eligible for additional retirement benefits based upon the additional payment under the Pension Plan that eligible officers would receive if cash payments made in connection with annual incentive awards were included in determining final average compensation for purposes of calculating such eligible officers' pension benefits.

  The following table sets forth the estimated annual benefits payable upon normal retirement (age 65) pursuant to the provisions of the Pension Plan as supplemented by the various plans described above to persons in the indicated final average compensation and credited years of service classifications.

                Estimated Annual Benefits for Credited Years of Service Indicated
 Final Average  ------------------------------------------------------------------
 Compensation            15          20           25            30            35
 ------------            --          --           --            --            --
  $  300,000       $  77,109 $   102,812    $  128,515    $  149,718    $  170,921
     500,000         129,609     172,812       216,015       251,718       287,421
     700,000         182,109     242,812       303,515       353,718       403,921
     900,000         234,609     312,812       391,015       455,718       520,421
   1,100,000         287,109     382,812       478,515       557,718       636,921
   1,300,000         339,609     452,812       566,015       659,718       753,421
   1,500,000         392,109     522,812       653,515       761,718       869,921
   1,700,000         444,609     592,812       741,015       863,718       986,421
   1,900,000         497,109     662,812       828,515       965,718     1,102,921
   2,100,000         549,609     732,812       916,015     1,067,718     1,219,421
   2,300,000         602,109     802,812     1,003,515     1,169,718     1,335,921
   2,500,000         654,609     872,812     1,091,015     1,271,718     1,452,421
   2,700,000         707,109     942,812     1,178,515     1,373,718     1,568,921

  Amounts reported in the Summary Compensation Table on page 16 under the columns captioned "Annual Compensation--Salary" and "Annual Compensation-- Bonus" would be included in the calculation of final average compensation. The executive officers included in such table have accumulated the following credited years of service: Messrs. O'Brien (31), Rohr (21), Gregg(19), Caldwell
(4) and Irwin (31). The estimated annual pension benefits shown above are based on a single life annuity payment method, and assume that the benefits are payable beginning at age 65. The normal form of payment for a married person is the joint and survivor annuity, which provides a lower annual pension during the combined lives of the person and spouse. The estimated annual benefits listed in the Pension Plan Table are not subject to any deduction for Social Security benefits or other offset amounts.

                               VOTING PROCEDURES

  Under SEC rules, boxes are provided on the proxy card for shareholders to mark if they wish to vote for, against, or abstain regarding Item 1, the proposal to approve the PNC Bank Corp. 1994 Annual Incentive Award Plan. Similarly, boxes and a designated blank space are provided for shareholders who wish to vote for all nominees for director listed in Item 2, withhold authority for all nominees, or withhold authority for designated nominees.

  Pennsylvania law and the Corporation's By-Laws require the presence of a quorum for the annual meeting. A quorum is constituted by the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matters to be voted upon. At a duly organized annual meeting, the Corporation's By-Laws provide that, except as otherwise specified in the Corporation's Articles of Incorporation or provided by law, each matter shall be decided by a majority of the votes entitled to be cast on such matters by the shareholders present at the meeting in person or by proxy. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting.

  Assuming a quorum has been reached, a determination must be made as to the results of the vote on Item 1 and Item 2. With respect to Item 1, the proposal to approve the 1994 Annual Incentive Award Plan must be approved by a majority of the votes entitled to be cast by the shareholders present at the meeting in person or by proxy.

  Under Pennsylvania law, the act of "voting" does not include either recording the fact of abstention or failing to vote for a candidate or for approval or disapproval of a proposal, whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily abstention or a mere absence or failure to vote is not equivalent to a negative decision. With respect to the proposal to approve the PNC Bank Corp. 1994
Annual Incentive Award Plan, however, an abstention or a failure to vote by a shareholder present at the meeting in person or by proxy will have the same effect as a vote against the proposal.

  With respect to Item 2, the fifteen nominees for election as directors who receive the greatest number of votes cast at the annual meeting, assuming that a quorum is present, shall be elected as directors at the conclusion of the vote tabulation. A withheld vote on any nominee will not affect the voting results.

  Under the rules of the New York Stock Exchange, both Item 1 and Item 2 are treated as "routine" items upon which broker-dealers holding shares in street name for their customers may vote, in their discretion, on behalf of any customers who do not furnish voting instructions within ten days of the annual meeting. In the event, however, that a non-routine item should come before the annual meeting for a vote, such broker-dealers would not be able to vote without first receiving voting instructions from their customers. These broker "non-votes" would not be treated as being present at the meeting and therefore would not be considered in the calculation of the majority of the votes entitled to be cast.

                              INDEPENDENT AUDITORS

  At its meeting on February 24, 1994, the Board of Directors approved the recommendation of the Audit Committee for the appointment of Ernst & Young to audit the financial statements of the Corporation for 1994.

  Ernst & Young performed audit services for the Corporation during 1993 which included an audit of annual financial statements, interim reviews of quarterly financial statements, review and consultation connected with filings with the SEC, internal control reviews required by regulatory authorities and certain contractual agreements, consultation on tax, financial accounting and reporting matters, and meetings with the Audit Committee of the Board of Directors of the Corporation.

  Representatives of Ernst & Young are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                                CERTAIN REPORTS

  Section 16(a) of the Act requires the Corporation's directors, certain of its executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities (currently there are no such persons), to file with the Corporation, the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. During 1993, to the best of the Corporation's knowledge, all required reports were filed on a timely basis, with one exception. One transaction involving the purchase of 100 shares of the Corporation's Common Stock by Walter L. West, an executive officer of the Corporation, was reported for him on a timely filed SEC Form 5 ("Annual Statement of Changes in Beneficial Ownership") in February 1994, rather than on a SEC Form 4 ("Statement of Changes in Beneficial Ownership") which otherwise would have been due in December 1993. In making these statements, the Corporation has relied on the written representations of its directors and executive officers and copies of the reports provided to the Corporation.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Shareholders may submit proposals to be considered for shareholder action at the 1995 annual meeting of shareholders if they do so in accordance with the applicable SEC rules. Any such proposals must be in writing and received by the Corporate Secretary of the Corporation no later than November 23, 1994 in order to be considered for inclusion in the Corporation's 1995 proxy materials.

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

                                            By Order of the Board of Directors

                                            /s/ William F. Strome

                                            William F. Strome
                                            Corporate Secretary

                                  EXHIBIT "A"

                                 PNC BANK CORP.
                        1994 ANNUAL INCENTIVE AWARD PLAN

1. GENERAL PURPOSE OF PLAN

  The PNC Bank Corp. 1994 Annual Incentive Award Plan is designed to assist PNC Bank Corp. and its Subsidiaries in attracting, retaining and providing incentives to Eligible Employees and to promote the identification of their interests with those of the Corporation's shareholders by providing for the payment of Incentive Awards subject to the achievement of specified Performance Goals.

2. DEFINITIONS

  Terms not otherwise defined herein shall have the following meanings:

  2.1. "Award Period" means the calendar year, except to the extent the Committee determines otherwise.

  2.2. "Board" means the Board of Directors of the Corporation.

  2.3. "Code" means the Internal Revenue Code of 1986, as amended.

  2.4. "Committee" means the committee appointed by the Board to establish and administer the Plan as provided herein. Unless otherwise determined by the Board, the Personnel and Compensation Committee of the Board shall be the Committee.

  2.5. "Corporation" means PNC Bank Corp. and its successors and assigns and any corporation which shall acquire substantially all of its assets.

  2.6. "Covered Employee" means a "covered employee" within the meaning of
Section 162(m) of the Code.

  2.7. "Eligible Employee" means an employee described in Section 4 hereof.

  2.8. "Incentive Award" means a contingent award made to a Participant that, subject to Section 5.3 hereof, entitles the Participant to a cash payment equal to such Participant's Target Award for an Award Period, as increased or decreased to reflect the relative level of attainment of Performance Goals established by the Committee for an Award Period and such other factors as the Committee may determine.

  2.9. "Participant" means any Eligible Employee who receives an Incentive Award under the Plan for an Award Period.

  2.10. "Performance Goals" means (a) earnings per share, (b) return on average equity in relation to a peer group (the "Peer Group") of bank holding companies or other entities designated by the Company (c) return on average assets in relation to the Peer Group, or (d) such other performance goals as may be established by the Committee which may be based on earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, reductions in non-performing assets, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to a Participant or the division, department, branch, line of business, Subsidiary or other unit in which the Participant works, or may be based on the performance of the Corporation generally, and may cover such period as may be specified by the Committee.

  2.11. "Plan" means the PNC Bank Corp. 1994 Annual Incentive Award Plan.

  2.12. "Subsidiary" means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Corporation, either directly or through one or more other Subsidiaries.

  2.13. "Target Award" means the dollar amount to be paid to a Participant if the Committee determines that the Corporation has achieved the target Performance Goals established by the Committee for an Award Period. A Participant's Target Award shall in no event exceed the greater of: (a) 100% of a Participant's base salary as of the later of (i) the first day of the applicable Award Period, or (ii) the date of grant of the Incentive Award; or
(b) the total dollar amount of the Participant's base salary during the Award Period. The amount actually paid to a Participant pursuant to an Incentive Award shall be based upon the Participant's Target Award, as adjusted to reflect the relative level of attainment of the Performance Goals established by the Committee and such other factors as the Committee may determine.

3. ADMINISTRATION

  The Plan shall be administered by the Committee. The Committee shall have plenary authority, in its discretion, to determine the terms of all Incentive Awards, including, without limitation, the Eligible Employees to whom, and the time or times at which, awards are made, the amount of a Participant's Target Award, the Award Period to which each Incentive Award shall relate, the actual dollar amount to be paid pursuant to an Incentive Award, the Performance Goals to which payment of awards will be subject, and when payments pursuant to Incentive Awards shall be made (which payments may, without limitation, be made during or after an Award Period on a deferred basis or in installments). In making such determinations, the Committee may take into account the nature of the services rendered by the respective Eligible Employees, their present and potential contributions to the success of the Corporation and its Subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding. The Committee may, in its discretion, authorize the Chief Executive Officer of the Corporation to act on its behalf, except with respect to matters relating to such Chief Executive Officer.

4. ELIGIBILITY

  Incentive Awards may be granted only to salaried employees of the Corporation or a Subsidiary.

5. INCENTIVE SHARE AWARDS; TERMS OF AWARDS; PAYMENT

  5.1. The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Incentive Awards. For each Award Period with respect to which the Committee determines to make Incentive Awards, the Committee shall by resolution establish one or more Performance Goals applicable to such awards, the Target Award of each award, and the other terms and conditions of the awards. Such Performance Goals and other terms and conditions shall be established by the Committee in its sole discretion as it shall deem appropriate and in the best interests of the Corporation.

  5.2. After the end of each Award Period for which the Committee has granted Incentive Awards, the Committee shall determine the extent to which the Performance Goals established by the Committee for the Award Period have been achieved and shall authorize the Corporation to make Incentive Award payments to Participants in accordance with the terms of the awards. If the achievement of applicable Performance Goals is below the minimum level specified by the Committee, no Incentive Award payments shall be made to Participants. In no event shall the amount paid to a Participant in accordance with the terms of an Incentive Award by reason of Peformance Goal achievement in excess of target levels, or for any other reason, exceed the Participant's Target Award amount by more than 50%. Unless otherwise determined by the Committee, no Incentive Award payments shall be made to a Participant unless the Participant is employed by the Corporation or a Subsidiary as of the date of payment.

  5.3 The Committee may at any time, in its sole discretion, cancel an Incentive Award or reduce or eliminate the amount payable pursuant to the terms of an Incentive Award without the consent of a Participant.

  5.4 Incentive Award payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Corporation's payroll practices as from time-to-time in effect.

6. TRANSFERABILITY

  Incentive Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to the laws of descent and distribution.

7. TERMINATION OR AMENDMENT

  The Board may amend, modify or terminate the Plan in any respect at any time without the consent of Participants.

8. EFFECTIVENESS OF PLAN AND AWARDS

  The Plan and Incentive Awards granted hereunder shall be void ab initio unless the Plan is approved by a vote of the Corporation's shareholders at the first shareholders' meeting of the Corporation following adoption of the Plan by the Board.

9. EFFECTIVE DATE; TERM OF THE PLAN

  The Plan shall be effective as of January 1, 1994. Unless sooner terminated by the Board pursuant to Section 7, to the extent necessary to ensure that Incentive Award payments made to Covered Employees may be deductible for federal income tax purposes, the Plan shall terminate as of the date of the first meeting of the Corporation's shareholders occurring during 1999, unless the term of the Plan is extended and reapproved at such shareholders' meeting. No Incentive Awards may be awarded under the Plan after its termination. Termination of the Plan shall not affect any Incentive Awards outstanding on the date of termination and such awards shall continue to be subject to the terms of the Plan notwithstanding its termination.

10. INDEMNIFICATION OF COMMITTEE

  In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, each of the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Incentive Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding to the maximum extent permitted by law.

11. GENERAL PROVISIONS

  11.1. The establishment of the Plan shall not confer upon any Eligible Employee any legal or equitable right against the Corporation or any Subsidiary, except as expressly provided in the Plan.

  11.2. The Plan does not constitute an inducement or consideration for the employment of any Eligible Employee, nor is it a contract between the Corporation, or any Subsidiary and any Eligible Employee. Participation in the Plan shall not give an Eligible Employee any right to be retained in the employ of the Corporation or any Subsidiary.

  11.3. Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

  11.4. The Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Pennsylvania.

                                 PNC BANK CORP.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING
                                OF SHAREHOLDERS
                            APRIL 26, 1994--11:00 AM
                      PLACE: ONE PNC PLAZA, PITTSBURGH, PA

Thomas H. O'Brien, Walter E. Gregg, Jr. and William F. Strome, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the shareholder named on the reverse side hereof ("shareholder") at the annual meeting of shareholders of PNC Bank Corp. to be held on April 26, 1994, or at any adjournment thereof, and to vote, as indicated on the reverse side hereof, the number of shares of Common Stock and/or Preferred Stock which the shareholder would be entitled to vote if personally present at said meeting. The above named individuals, and each of them with full power to act alone, are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment.

THIS PROXY MAY BE REVOKED BY GIVING THE SECRETARY OF THE MEETING WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY DATED PROXY AT ANY TIME BEFORE THE VOTING OF THE SHARES REPRESENTED BY THIS PROXY, OR BY CASTING A BALLOT AT THE MEETING.

  THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE
                              AND RETURN PROMPTLY.

- -------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                                               [X] PLEASE MARK
                                                                    YOUR VOTES
                                                                      AS THIS
             ----------------  ----------------------------
             COMMON/PREFERRED  DIVIDEND REINVESTMENT SHARES

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND FOR ALL NOMINEES LISTED IN ITEM 2. ALL SHARES WILL BE VOTED AS INSTRUCTED BELOW. IN THE ABSENCE OF AN INSTRUCTION TO THE CONTRARY, ALL SHARES WILL BE VOTED FOR ITEM 1 AND/OR FOR ALL NOMINEES LISTED IN
             ITEM 2.

ITEM 1--Proposal to      FOR AGAINST ABSTAIN
approve the PNC Bank     [_]   [_]     [_]
Corp. 1994 Annual
Incentive Award Plan.



ITEM 2--Election of Directors:       FOR ALL     WITHHELD
Messrs. Clay, Copeland,              NOMINEES     FOR ALL
Davidson, Grefenstette,                [_]          [_]
McClelland, Marshall, Moritz,
O'Brien, Randolph, Rohr, Ross,
Sarni, Simmons, Usher, and
Wehmeier (or any substitute
nominee in case of
unavailability).

[_]   FOR ALL NOMINEES, EXCEPT AS INDICATED BELOW:

- --------------------------------------------------
(Write nominee name(s) in the space provided above to withhold authority.)

   WILL ATTEND MEETING        [_]

     COMMENTS/ADDRESS         [_]
    CHANGE PLEASE MARK
   THIS BOX IF YOU HAVE
 WRITTEN COMMENTS/ADDRESS
CHANGE ON THE REVERSE SIDE.


SIGNATURE(S) ---------------------------------------------     DATE: -----------

  PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING ON BEHALF OF A CORPORATION OR PARTNERSHIP OR AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                                 PNC BANK CORP.

                         ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 26, 1994--11:00 AM
                      PLACE: ONE PNC PLAZA, PITTSBURGH, PA

                                INSTRUCTION CARD

To: PNC Bank, N.A., Trustee of PNC Bank Corp. Incentive Savings Plan and PNC Bank, Ohio, N.A., Trustee of the PNC Bank Corp. Employee Stock Ownership Plan.

The signatory on the reverse side hereof, a Participant having Common Stock and/or Preferred Stock of PNC Bank Corp. credited to my account, does hereby instruct each Trustee to vote the number of shares indicated hereon at the annual meeting of shareholders to be held on April 26, 1994, or any adjournment thereof, as indicated.


THIS CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.

- -------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                                             [X]  PLEASE MARK
                                                                   YOUR VOTES
                                                                     AS THIS
             ----------------
             COMMON/PREFERRED

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND FOR ALL NOMINEES LISTED IN ITEM 2. ALL SHARES WILL BE VOTED AS INSTRUCTED BELOW. IN THE ABSENCE OF AN INSTRUCTION TO THE CONTRARY, ALL SHARES WILL BE VOTED IN THE MANNER REQUIRED OR PERMITTED BY THE GOVERNING PLAN DOCUMENTS.

ITEM 1--Proposal to approve the PNC             FOR  AGAINST  ABSTAIN
Bank Corp. 1994 Annual Incentive Award Plan.    [_]    [_]      [_]

ITEM 2--Election of Directors:                     FOR ALL      WITHHELD
Messrs. Clay, Copeland, Davidson, Grefenstette,    NOMINEES      FOR ALL
McClelland, Marshall, Moritz, O'Brien,               [_]           [_]
Randolph, Rohr, Ross, Sarni, Simmons,
Usher, and Wehmeier (or any substitute
nominee in case of unavailability).

FOR ALL NOMINEES, EXCEPT AS INDICATED BELOW:
- --------------------------------------------
(Write nominee name(s) in the space provided above to withhold authority.)


   WILL ATTEND MEETING         [_]

     COMMENTS/ADDRESS          [_]
    CHANGE PLEASE MARK
   THIS BOX IF YOU HAVE
 WRITTEN COMMENTS/ADDRESS
CHANGE ON THE REVERSE SIDE.

SIGNATURE ------------------------------------------------   DATE ----------

PNC BANK CORP.                          THOMAS H. O'BRIEN
Fifth Avenue and Wood Street            Chairman and Chief Executive
Pittsburgh, PA 15265                    Officer

                                                               LOGO OF PNC BANK
March 21, 1994

Dear Shareholder:

You will find enclosed the notice of meeting, proxy statement and proxy for the annual meeting of shareholders of PNC Bank Corp., which will be held on Tuesday, April 26, 1994, on the 15th floor of One PNC Plaza, in Pittsburgh, Pennsylvania, beginning at 11:00 a.m.

Please review the enclosed material and complete, sign, date and return the proxy card whether you plan to attend or not so that the matters coming before the meeting can be acted upon.

We look forward to meeting our shareholders and welcome the opportunity to discuss the business of your company with you.

Cordially,

/s/ Thomas H. O'Brien
- ---------------------
Thomas H. O'Brien

 TO: Participants in the PNC Bank Corp. Incentive Savings Plan and the PNC
     Bank Corp.Employee Stock Ownership Plan

   Under the provisions of the PNC Bank Corp. Incentive Savings and Employee Stock Ownership Plans, shares of stock of PNC Bank Corp. credited to your account are to be voted by the Trustee in accordance with your written direction. Any shares in the Incentive Savings Plan for which the Trustee does not receive instruction are to be voted by the Trustee in the same manner as the Trustee votes the majority of the same class of shares. Any shares in the Employee Stock Ownership Plan for which the Trustee does not receive instructions are to be voted by the Trustee in the same proportion as the Trustee votes the shares for which instructions were received for the same class of shares.

   The attached material relates to matters to be voted on at the 1994 annual meeting of shareholders. The number of shares for which you can give voting instructions appears on the enclosed Instruction Card. Please complete and sign the Instruction Card and return it in the envelope provided. Thank you.

 PNC Bank, Ohio, National                    PNC Bank, National
 Association,Trustee                         Association, Trustee
 PNC Bank Corp.                              PNC Bank Corp.
 Employee Stock                              Incentive Savings Plan
 Ownership Plan